Deloitte & Touche LLP
Stamford Harbor Park
333 Ludlow Street
P.O. Box 1009
Stamford, Connecticut  06904

Tel: (203) 708-4000
Fax: (203) 708-4797
www.us.deloitte.com



July 5, 2001


Mr. Chris Coccio
Chief Executive Officer
Sono-tek Corporation
2012 Roue 9W
Milton, New York  12547


Dear Mr. Coccio:

This is to confirm that the client-auditor relationship between Sono-tek Corporation (Commission File No. 0-16035) and Deloitte & Touche LLP has ceased.

Yours truly,

Deloitte & Touche LLP


cc:	Office of the Chief Accountant
	SECPS Letter File
	Securities and Exchange Commission
	Mail Stop 11-3
	450 5th Street N.W.
	Washington, D.C.  20549

	Ms. Kathleen Martin, Chief Financial Officer
	Mr. Duncan Urquhart, Chairperson of the Audit Committee